Exhibit 10.17

April 3, 2013

Mohit Singh

Dear Mohit,

I am pleased to offer you a position with QuantumScape Corporation (the “Company”), as Vice-President, Development. If you decide to join us as a regular employee, you will receive an annual salary of $240,000 which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As an employee, you will also be eligible to receive the Company’s standard employee benefits. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary. In addition, we will provide you with a $200,000 sign-on bonus made in two payments. The first payment of $150,000 will be made when you start. The second payment of $50,000 will be made in the first payroll in January 2015. If you leave the company within 12 months of your start date, you agree to pay these bonuses back to the company on a pro-rated basis.

If you decide to join the Company, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you the right to purchase 290,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. 25% of the shares subject to this right shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. If, during your employment with the Company, there is a Change of Control event, and the Company terminates your employment without Cause or you are Constructively Terminated within six (6) months following such event, then you will receive immediate accelerated vesting of 50% of any of the unvested shares under your outstanding option, as of the date of termination subject to the terms and requirements of this Agreement. This grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least four weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be a mutually agreed upon date. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by April 3rd, 2014.

We look forward to your favorable reply and to working with you at QuantumScape Corporation.

Sincerely,

/s/ Jagdeep Singh
Jagdeep Singh
CEO

Agreed to and accepted:

Signature:	/s/ Mohit Singh
Printed Name: Mohit Singh

Date:	04/03/2014

Enclosure: Employment, Confidential Information, Invention Assignment and Arbitration Agreement